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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report dated July 31, 1997, except for notes 3 and 16 which are dated as of October 7, 1997, relating to the balance sheets of Universal Document Management Systems, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity, and cash flows for the period from December 14, 1995 to December 31, 1995 and the year ended December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          /s/KPMG Peat Marwick LLP

Cincinnati, Ohio
October 7, 1997